RAMCO-GERSHENSON PROPERTIES TRUST

Restricted Stock Award Agreement
Under 2003 Long-Term Incentive Plan

Participant Name:	_________________________
Grant Date:	_________________________
Restricted Shares Granted:	_________________________

This Restricted Stock Award Agreement (the “Award Agreement”), dated as of the Grant Date specified above, is entered into by and between Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Trust”), and      (the “Participant”). Capitalized terms not defined herein have the meanings ascribed to such terms in the 2003 Long-Term Incentive Plan of the Trust, as amended from time to time (the “Plan”).

1.         The Award. The Trust hereby grants the restricted shares set forth above (the “Award”) to the Participant, as of the Grant Date, pursuant to and subject to all of the terms and conditions of this Award Agreement and the Plan, the provisions of which are incorporated herein. A copy of the Plan is on file in the office of the Trust. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.

2.         Restricted Stock and Vesting. Each restricted share granted hereunder represents the right of the Participant to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common beneficial interest, par value $0.01, of the Trust (“Common Stock”). As of the date hereof and until the date such restricted shares are vested, or are terminated or forfeited in accordance with this Award Agreement, the Participant shall be entitled to all the rights of a holder of Common Stock as if the outstanding restricted shares were so vested, including the right to vote and to receive dividends. The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in anyway encumber any of the restricted shares prior to vesting, except as otherwise permitted by the Plan.

Prior to vesting, at the Trust’s election, the shares of Common Stock relating to such restricted shares will either be represented in book-entry form by the transfer agent for the Common Stock or by a certificate held by the Trust or such transfer agent. Any certificate relating to the restricted shares shall be registered in the name of the Participant and shall bear an appropriate legend referring to the applicable terms, conditions and restrictions.

Subject to the terms and conditions set forth herein, the restricted shares shall vest in three equal installments on each of the first, second and third anniversaries of the Grant Date (“Vesting Date”). As soon as practicable after vesting, but no later than the date that is 2 1/2 months after the end of the Participant’s tax year in which the Vesting Date occurs, the Trust shall deliver certificate(s) representing the shares of Common Stock vested as of such period to the Participant or its designee. Such certificate shall be registered in the name of the Participant.

3.         Forfeitures. Except as determined by the Compensation Committee of the Trust’s Board of Trustees (the “Committee”) at any time, upon the failure of the Participant to be employed by the Trust or any of its affiliates for any reason, all unvested restricted shares shall be forfeited by the Participant to the Trust without the payment of any consideration by the Trust; provided, that except as specified in the Plan, in the event of a Participant’s retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Trust, waive in whole or in part any or all remaining restrictions with respect to such Participant’s restricted shares. Upon forfeiture, the Trust shall cancel, or cause the transfer agent to cancel, the stock certificate or book-entry relating to the unvested restricted shares.

4.         Tax Withholding Obligation. The Participant shall pay to the Trust or any of its affiliates, as directed by the Trust, the statutory minimum tax withholding obligations by wire transfer, certified check, or other means acceptable to the Trust, or by additional payroll withholding in the event the Participant fails to pay the withholding amount.

5.         Rights of Participant. The Award does not confer on the Participant any right to continue in the employ of the Trust or any of its affiliates or interfere in any way with the right of the Trust or any of its affiliates to determine the terms of the Participant’s employment.

6.         Registration. The Trust currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. The Trust intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Trust will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

7.         Acknowledgment of Participant. The Participant accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement, the Plan, and any applicable summary of the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents.

IN WITNESS WHEREOF, this Award Agreement is duly authorized as of the date first above written.

RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust

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PARTICIPANT

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